Exhibit 99.1

Nkarta Reports Fourth Quarter and Full Year 2023 Financial Results and Corporate Highlights

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First patient dosing on track for first half of 2024 in clinical trial of NKX019 in lupus nephritis using disease-tailored lymphodepletion
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Additional B-cell mediated autoimmune diseases under consideration for broader clinical investigation of NKX019
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Pipeline realignment focuses resources on rapid advancement of NKX019 in autoimmune diseases and deprioritizes development of NKX101
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2023 year-end cash, cash equivalents and investments of $250.9 million
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Cash runway anticipated to fund operations into 2026

SOUTH SAN FRANCISCO, Calif., March 21, 2024 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies, today reported financial results for the fourth quarter and year ended December 31, 2023.

“Patients with severe autoimmune diseases deserve novel, effective treatments,” noted Paul J. Hastings, President and CEO of Nkarta. “Recent academic studies have shown that CD19-directed cell therapy has the promise to be truly transformative, and we believe that NKX019 may replicate these early results with superior safety and accessibility. Our approach leverages the potential advantages of NK cells, including fludarabine-free lymphodepletion, deep and rapid B-cell depletion, and the added utility of on-demand dosing. Work with investigators, sites and patients is advancing rapidly, and we remain on track to initiate dosing in our clinical trial of NKX019 in refractory lupus nephritis in the first half of 2024.”

Hastings continued, “The potential of NKX019 to transform the treatment landscape in autoimmune disease demands our focus. To support our early-mover advantage and advance this program, Nkarta has deprioritized the development of NKX101. This follows a planned interim evaluation of Phase 1 data from NKX101 that included 14 new patients with AML. While the safety profile remained encouraging, the response rate was meaningfully lower than that from the first 6 previously reported patients. We see promise in NKX101, but before pursuing further development or significant investment, we will evaluate options for optimizing future study design, dosing schedule and manufacturing. We are grateful for the support of the NKX101 investigators as well as their patients for their commitment and trust.”

NKX019 in autoimmune disease

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In October 2023, Nkarta announced the expansion of its pipeline to include autoimmune disease following the clearance by FDA of the IND application for NKX019 in lupus nephritis (LN).
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The multi-center, open label, dose escalation clinical trial will assess the safety and clinical activity of NKX019 in up to 12 patients with refractory LN. Patients will receive a three-dose cycle of NKX019 at 1 billion or 1.5 billion cells per dose following lymphodepletion (LD) with single agent cyclophosphamide (cy), an agent with an established safety profile in systemic lupus erythematosus (SLE) and LN.
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Nkarta plans to dose the first patient in the LN study in the first half of 2024.
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NKX019 is highly active against B cells from patients with multiple autoimmune diseases, and Nkarta is evaluating additional indications for potential clinical investigation with NKX019.

NKX019 in non-Hodgkin lymphoma (NHL)

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In October 2023, Nkarta announced a new cohort in its Phase 1 study of NKX019 in relapsed/refractory (r/r) NHL. The cohort (n=6) introduces a compressed dosing schedule, where patients receive NKX019 doses on Days 0, 3 and 7 following LD with fludarabine (flu) and cy. This regimen is designed to intensify exposure of NKX019 by dosing closer to LD. In addition, patients with ongoing cytopenias have the potential to receive NKX019 following LD with cy alone.
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Nkarta expects to announce preliminary data from the NKX019 compressed dosing cohort in mid-2024.
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Nkarta is no longer enrolling patients in the cohorts in which NKX019 was being administered on Days 0, 7 and 14 following LD. Future development of NKX019 in the NHL indication will be contingent on favorable outcomes from the compressed dosing cohort.
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In June 2023, Nkarta presented preliminary clinical data based on a November 2022 data cut-off from its Phase 1 clinical trial of NKX019 in patients with r/r NHL at the annual meeting of the European Hematology Association and the International Conference on Malignant Lymphoma. 7 of 10 patients achieved complete response (70% CR rate) following treatment with NKX019 monotherapy at highest dose levels.
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In January 2024, Nkarta reported that 4 of 4 patients with r/r NHL that relapsed after achieving CR following treatment with NKX019 were again able to achieve CR after re-treatment with NKX019. These outcomes suggest that relapse, when it occurs, may be attributable to mechanisms of NKX019 exposure and not resistance to NKX019.

NKX101 in acute myeloid leukemia (AML)

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Nkarta announced today that it has closed patient enrollment in its clinical trial of NKX101 and deprioritized the program as part of a pipeline realignment that directs primary resources to its lead pipeline program, NKX019, for the treatment of autoimmune disease. This follows a recent review of preliminary safety and response data from patients with r/r AML that received NKX101 after LD comprising fludarabine and cytarabine (flu/Ara-C). The aggregate CR/CRi rate (5 of 20 patients) was lower than what had been observed in the first 6 patients in the cohort. The safety profile of NKX101 was consistent with previously reported data.
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This announcement reflects the NKX101 clinical update that Nkarta had planned to report in the first half of 2024. Nkarta plans to present these data at a future medical conference.
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In June 2023, Nkarta reported updated clinical data from its Phase 1 clinical trial evaluating NKX101 in patients with relapsed or refractory (r/r) AML. In the first 6 patients that received NKX101 after flu/Ara-C LD, 4 of 6 achieved CR/CRi as of the data cut-off on June 10, 2023. In a follow-up report on these 6 patients presented at the annual meeting of the American Society of Hematology, of those patients who achieved CR/CRi, 3 of 4 remained in CR/CRi at 4 months as of the data cut off on October 31, 2023.

Fourth Quarter and Full Year 2023 Financial Highlights

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As of December 31, 2023, Nkarta had cash, cash equivalents, and investments of $250.9 million, including restricted cash of $2.7 million.
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Research and development (R&D) expenses were $96.8 million for the full year 2023 and $23.3 million for the fourth quarter of 2023. Non-cash stock-based compensation expense included in R&D expense was $8.0 million for the full year 2023 and $1.7 million for the fourth quarter of 2023.
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General and administrative (G&A) expenses were $34.9 million for the full year 2023 and $7.9 million for the fourth quarter of 2023. Non-cash stock-based compensation expense included in G&A expense was $9.2 million for the full year 2023 and $1.8 million for the fourth quarter of 2023.
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Net loss was $117.5 million, or $2.40 per basic and diluted share, for the full year 2023. This net loss includes non-cash charges of $26.5 million that consisted primarily of share-based compensation, depreciation, and an impairment charge against right-of-use assets that Nkarta plans to sublease. Net loss was $27.8 million, or $0.57 per basic and diluted share, for the fourth quarter of 2023.

Financial Guidance

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Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into 2026.

About NKX019
NKX019 is an allogeneic, cryopreserved, off-the-shelf immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed CAR for enhanced cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal B cells as well as those implicated in autoimmune disease and B cell-derived malignancies.

About NKX101
NKX101 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy donors. It is engineered with a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. NKX101 is also engineered with a membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support.

About Nkarta
Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep therapeutic activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s position, plans, strategies, and timelines for the continued and future clinical development and commercial potential of its product candidates, including NKX019 and NKX101, and for the outcomes of realignment of Nkarta’s pipeline; the therapeutic potential, accessibility, tolerability, advantages, and safety profile of NK cell therapies, including NKX019 for the treatment of autoimmune diseases, such as LN, and NHL, and NKX101 for the treatment of AML; plans and timelines for the future availability and disclosure of NKX019 clinical data or other clinical updates; and Nkarta’s expected cash runway. Interim clinical data for NKX019 and NKX101 included in this press release are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more data on existing patients become available.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the clinical success of NKX019; that Nkarta may be delayed in initiating, enrolling or completing its clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; and the complexity of the manufacturing process for CAR NK cell therapies.

These and other risks and uncertainties are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 9, 2023, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating expenses
Research and development	23,322	26,845	96,773	90,897
General and administrative	7,863	8,138	34,877	28,058
Total operating expenses	31,185	34,983	131,650	118,955
Loss from operations	(31,185)	(34,983)	(131,650)	(118,955)
Other income, net:
Interest income	3,456	2,890	14,107	5,588
Other income (expense), net	(25)	(489)	42	(470)
Total other income, net	3,431	2,401	14,149	5,118
Net loss	$(27,754)	$(32,582)	$(117,501)	$(113,837)

Net loss per share, basic and diluted	$(0.57)	$(0.67)	$(2.40)	$(2.61)
Weighted average shares used to compute net loss per share, basic and diluted	49,100,140	48,833,577	49,014,300	43,631,722

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31,
	2023	2022
Assets
Cash, cash equivalents, restricted cash and short-term investments	$250,932	$354,886
Property and equipment, net	79,326	61,908
Operating lease right-of-use assets	39,949	45,749
Other assets	8,678	10,395
Total assets	$378,885	$472,938
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$17,261	$17,797
Operating lease liabilities	88,339	82,934
Total liabilities	105,600	100,731
Stockholders’ equity	273,285	372,207
Total liabilities and stockholders' equity	$378,885	$472,938

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com